Exhibit 10.2
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (the “Agreement”) is entered into by Martin Coles (“Coles”) and Starbucks Corporation (“Starbucks”).
RECITALS
     A. Coles has been employed by Starbucks as president, Starbucks Coffee International. Coles’ employment at Starbucks will terminate on December 1, 2009 (the “Separation Date”).
     B. Starbucks and Coles enter this Agreement to clarify their respective rights and responsibilities arising out of the conclusion of Coles’ employment relationship, including Coles’ reaffirmation of post-separation commitments arising under the Confidentiality, Non-Solicitation, and Non-Compete Agreement dated July 28, 2008 between Starbucks and Coles (the “Non-Competition Agreement”) and the confidentiality agreement set forth in Paragraph 8 (the “Confidentiality Agreement”).
AGREEMENTS
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:
     1. Separation Date and Responsibilities. Coles’ employment with Starbucks will end on December 1, 2009 (the “Separation Date”). Thereafter, Coles will have no further duties or responsibilities to Starbucks.
     2. Compensation. Except as may be expressly provided for in this Agreement, Coles agrees and acknowledges that he is and shall be entitled to no further or additional compensation of any kind after the Separation Date. If Coles signs this Agreement and does not revoke it pursuant to Paragraph 17, Starbucks will pay Coles the equivalent of twelve (12) months of his base salary, payable in a lump sum immediately following the revocation period set forth in Paragraph 17, subject to customary tax and other withholdings.
     Starbucks and Coles agree that these payments are expressly conditioned on Coles’ strict compliance with the terms of this Agreement, the Non-Competition Agreement and the Confidentiality Agreement. Any violation of any of these agreements, whether material or not, shall result in (a) a forfeiture by Coles of any unpaid compensation that might otherwise be owing to Coles pursuant to this Paragraph 2, and (b) an obligation by Coles to immediately repay to Starbucks any and all compensation previously paid to Coles by Starbucks pursuant to this Paragraph 2. Starbucks may, in addition, pursue whatever other rights or remedies it may have against Coles, including, without limitation, enforcing this

Agreement, the Non-Competition Agreement or the Confidentiality Agreement, through injunctive relief and/or seeking an award of attorneys fees and costs.
     3. Medical Coverage. Starbucks agrees to provide Coles with a lump sum payment equal to the cost of COBRA continuation coverage under the applicable Starbucks medical, dental and vision programs for a period of twelve (12) months, less applicable withholding taxes. This payment may be used by Coles at his discretion to pay for the post-employment continuation of medical, dental and/or vision coverage pursuant to COBRA if Coles properly elects such coverage. Coles agrees and acknowledges that Coles will be solely responsible for remitting all COBRA payments, and will be solely responsible for the cost of any additional COBRA coverage at the standard COBRA rate and in accordance with the terms and conditions of COBRA and the Starbucks COBRA procedures.
     4. Outplacement Services. Starbucks will provide Cole with twelve months of outplacement services (through December 1, 2010) through the firm of Lee Hecht Harrison, up to a maximum of $14,000. Such services shall commence as of the Separation Date.
     5. Valid Consideration. Coles and Starbucks agree that the offer of compensation and services by Starbucks to Coles described in Paragraphs 2 through 4 is not required by Starbucks policies or procedures or by any pre-existing contractual obligation of Starbucks or by any statute, regulation or ordinance, and is offered by Starbucks solely as consideration for this Agreement.
     6. Stock Options and Other Compensation and Benefits. Coles acknowledges and agrees that any vested options to acquire shares of Starbucks common stock shall expire or be exercisable in accordance with the terms and conditions of the applicable plan documents, program documents and grant agreements. Coles agrees that he will conduct any and all market transactions involving Starbucks securities in compliance with the Starbucks Insider Trading Policy and Blackout Procedures.
     Coles’ participation in all equity compensation, incentive compensation and all other compensation and benefits plans, programs and agreements shall terminate effective as of the Separation Date. Coles acknowledges and agrees that he shall not be entitled to any compensation and benefits after the Separation Date except as specified in this Agreement or by the terms of the Starbucks 401(k) Plan or Management Deferred Compensation Plan.
     7. Post-Separation Commitments. Coles expressly reaffirms Coles’ on-going duties and responsibilities under the Non-Competition Agreement following the Separation Date.
     In addition, Coles agrees not to use, publish, misappropriate or disclose any Confidential Information following the Separation Date, except as expressly authorized in writing by the Board. For this purpose “Confidential Information” shall have the meaning set forth in the Non-Competition Agreement and incorporated herein by reference. If Coles violates the agreement set forth in this Paragraph 7, Starbucks and its successors and assigns shall have (a) the right or remedy, in the event of a breach or a threatened breach, to have the provisions of this Agreement specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Starbucks and that money damages will not provide an adequate remedy, and (b) all other rights and remedies available at law or in equity. The agreement set forth in this Paragraph 7 supplements Coles’ other confidentiality agreements with Starbucks, including obligations imposed under all applicable Starbucks policies and procedures, as well as those imposed by law.
     8. General Release of Claims. Coles expressly waives any claims against Starbucks, including its affiliates, subsidiaries, stockholders, directors, officers, managers, representatives, agents, and employees, past and present from any claims, whether known or unknown, which existed or may have existed at any time up to the date of this Agreement, including claims related in any way to Coles’ employment with Starbucks or the ending of that relationship. This release includes, but is not limited to, any claims for wages, bonuses, employment benefits, stock options, or damages of any kind whatsoever, arising out of any common law torts, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any theory of negligence, any theory of retaliation, any theory of discrimination or harassment in any form, any legal restriction on Starbucks right to terminate employees, or any federal, state, or other governmental statute, executive order, or ordinance.
     This waiver and release shall be construed as broadly and comprehensively as applicable law permits. However, it shall not be construed as releasing or waiving any right that, as a matter of law, cannot be released or waived, including without limitation the right to file a charge or participate in an investigation or proceeding conducted by the EEOC pursuant to the Age Discrimination in Employment Act (“ADEA”); provided that Coles waives any right to recover monetary remedies on Coles’ own behalf.
     9. No Sale, Transfer or Assignment of Interest. Coles warrants and affirms that he has not sold, transferred, or otherwise assigned all or any of his interest in any of the claims or causes of action released in this Agreement and that Coles is the only person empowered to release such claims.
     10. Nondisparagement. Coles agrees to refrain from making any derogatory or disparaging comments to the press or any individual or entity regarding Starbucks, its business or related activities, its shareholders, employees or agents or the relationship between the parties.
     11. Return of Property. Coles confirms that he has or will immediately, upon the Separation Date, return to Starbucks all files, memoranda, records, credit cards, pagers, computers, computer files, passwords and pass keys, card keys, or related physical or electronic access devices, and any and all other property received from Starbucks or any of its current or former employees or generated by Coles in the course of employment.

     12. Additional Cooperation. Coles agrees to give Starbucks his full cooperation in connection with any claims, lawsuits or proceedings that relate in any manner to Coles’ conduct or duties at Starbucks or that are based on facts about which Coles obtained personal knowledge while employed at Starbucks. In return, Starbucks agrees to provide legal counsel on Coles’ behalf and to reimburse Coles for his direct and reasonable out of pocket expenses (including reasonable attorney’s fees) incurred with respect to rendering such cooperation. Coles further agrees that he will not voluntarily become a party to, or directly or indirectly aid or encourage any other party in connection with, any lawsuit, claim, demand, or adversarial or investigatory proceeding of any kind involving Starbucks or that relates in any material way to Coles’ employment with Starbucks or that is based on facts about which Coles obtained personal knowledge while employed with Starbucks. Coles’ compliance with a subpoena or other legally compulsive process will not be a violation of this provision.
     13. Breach or Default. Any party’s failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.
     14. Severability. The provisions of this Agreement are severable, and except for Paragraph 8, if any part of them are found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law. Should Paragraph 8 be held unlawful or unenforceable, Starbucks obligations to Coles under Paragraph 2 through 4 shall cease, and Coles shall immediately return to Starbucks any monetary payments Coles may have received pursuant to Paragraphs 2 and 3.
     15. Entire Agreement. This Agreement sets forth the entire understanding between Coles and Starbucks and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Coles’ employment with Starbucks and the employment relationship, with the exception of (a) the Non-Competition Agreement and (b) the Confidentiality Agreement, both of which shall remain fully enforceable and which are incorporated into this Agreement by reference. Coles acknowledges that in executing this Agreement, Coles does not rely upon any representation or statement by any representative of Starbucks concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. No modification or waiver of this Agreement shall be effective unless evidenced in a writing signed by both parties. This Agreement may be executed in one or more copies or counterparts and each such copy shall constitute a duplicate original of this Agreement.
     16. Governing Law; Attorney’s Fees. This Agreement will be governed by and construed exclusively in accordance with the laws of the State of Washington without reference to its choice of law principles. Any disputes arising under this Agreement, or the Non-Competition Agreement, shall be brought in a court of competent jurisdiction in King County, Washington. In any action brought to enforce any obligation arising out of this

Agreement, the substantially prevailing party shall be entitled to recover reasonable attorney’s fees and costs.
     17. Knowing and Voluntary Agreement. Coles agrees that he has carefully read and fully understands all aspects of this Agreement including the fact that this Agreement releases any claims that Coles might have against Starbucks. Coles agrees that he has not relied upon any representations or statements not set forth herein or made by Starbucks agents or representatives. Finally, Coles agrees that he has been advised to consult with an attorney prior to executing the Agreement, and that Coles has either done so or knowingly waived the right to do so, and now enters into this Agreement without duress or coercion from any source. Coles agrees that he has been provided the opportunity to consider for twenty-one (21) days whether to enter into this Agreement, and has voluntarily chosen to enter into it on this date. Coles may revoke this Agreement for a period of seven (7) days following the execution of this Agreement by written notice timely delivered to the Executive Vice President, General Counsel and Secretary of Starbucks. This Agreement shall become effective following expiration of this seven (7) day period.

STARBUCKS CORPORATION		MARTIN COLES

By:	/s/ Kalen Holmes	/s/ Martin Coles

Its:	evp Partner Resources

Dated:	12/2, 2009	Dated: 11/30, 2009